Exhibit 8.1

November 30, 2017

EPR Properties

909 Walnut Street, Suite 200

Kansas City, MO 64106

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), in connection with the public offering and sale by the Company of 6,000,000 shares of its 5.750% Series G Cumulative Redeemable Preferred Shares, par value $0.01 per share, pursuant to the Company’s registration statement on Form S-3 (File No. 333-211812) filed with the Securities and Exchange Commission on June 3, 2016 under the Securities Act of 1933, as amended (as amended and supplemented from time to time, the “Registration Statement”), and the Company’s prospectus dated October 4, 2017 comprising a part of the Registration Statement (the “Prospectus”), the Company’s preliminary prospectus supplement dated November 20, 2017 comprising a part of the Registration Statement (the “Preliminary Prospectus Supplement”), and the Company’s prospectus supplement dated November 20, 2017 comprising a part of the Registration Statement (the “Final Prospectus Supplement”). The Company is a real estate investment trust organized under the laws of the State of Maryland primarily for the purpose of acquiring and leasing certain real estate.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the federal income tax status of the Company’s Partnerships (as defined in the Officers’ Certificate (defined below)); and (iii) the accuracy of the discussion of U.S. federal income tax consequences contained in the Prospectus under the caption “U.S. Federal Income Tax Considerations.”

In connection with this opinion letter, we have reviewed such documents and made such inquiries as we have deemed appropriate for purposes of this opinion letter. The Company has delivered certain factual representations to us as set forth in an Officers’ Certificate of even date herewith (the “Officers’ Certificate”), and, with the Company’s permission, we have relied upon such representations in expressing the opinions set forth in this opinion letter. In issuing this opinion letter, we have assumed, with your consent, that (i) the factual statements and representations set forth in the Officers’ Certificate are true and correct, and (ii) the Officers’ Certificate has been executed by appropriate and authorized officers of the Company. Although we have not independently investigated the representations to us set forth in the Officers’ Certificate, nothing has come to our attention that would lead us to question the accuracy of any representation contained in the Officers’ Certificate.

EPR Properties

November 30, 2017

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, it is our opinion that as of this date: (i) beginning with its taxable year ended December 31, 1997, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and its current and proposed method of operation (as described in the Officers’ Certificate, the Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years; (ii) the Company’s current method of operation (as described in the Officers’ Certificate, the Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement) will enable the Partnerships (as defined in the Officers’ Certificate) to be treated for U.S. federal income tax purposes as partnerships (or disregarded entities) and not as associations taxable as corporations or as publicly-traded partnerships; and (iii) the statements in the Prospectus under the caption “U.S. Federal Income Tax Considerations,” to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

Any variation or difference in the facts from those set forth in the Officers’ Certificate may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy such requirements.

We confirm the accuracy of the discussion under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement and Prospectus and the caption “Legal Matters” in the Preliminary Prospectus Supplement and the Final Prospectus Supplement.

This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court shall not be construed as or deemed to be a guarantee or insuring agreement. We disclaim any obligation to update this opinion letter for developments which may occur subsequent to the date hereof.

We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder.

EPR Properties

November 30, 2017

Very truly yours,

Stinson Leonard Street LLP

/s/ Stinson Leonard Street LLP